Exhibit (h)(8)(i)

Amendment To Participation Agreement
among
GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY, GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY OF NEW YORK,
DFA Investment Dimensions Group Inc., Dimensional Fund Advisors LP and
DFA Securities LLC

This amendment to the Participation Agreement dated as of April 9, 2014 as amended (the “Agreement”), is effective as of the 1st day of May 2022, among Great-West Life & Annuity Insurance Company and Great-West Life & Annuity Insurance Company of New York (“Company”) on its own behalf and on behalf of segregated asset accounts of the Company that may be established from time to time (individually, an “Account” and collectively, the “Accounts”), DFA Investment Dimensions Group Inc. (“Fund”), Dimensional Fund Advisors LP (“Adviser”), and DFA Securities LLC (“DFAS”) (individually, a “Party” and collectively, the “Parties”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

WHEREAS, the Parties are parties to the Agreement;

WHEREAS, pursuant to the Agreement among the Parties, the Company is entitled to purchase, consistent with the terms of the prospectuses of the Portfolios, shares of the Portfolios of the Fund listed on Schedule A of the Agreement for the appropriate subaccount of each Account in connection with the Contracts that are offered to persons that are registered owners of such Contracts on the books and records of the Company (the “Contract holders”);

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company, on behalf of the Accounts, is required by Rule 30e-2 under the 1940 Act to deliver Fund shareholder reports to Contract holders, which obligations the Company may satisfy by the Company’s compliance with Rule 30e-3 under the 1940 Act (“Rule 30e-3”);

WHEREAS, the Company intends to comply with the requirements, terms and conditions of Rule 30e-3 in order to satisfy its obligation to deliver Fund shareholder reports to Contract holders, including hosting the website for certain fund materials required by Rule 30e-3;

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act, “Rule 498A”

and with Rule 30e-3, collectively, the “Rules”) for the Portfolios be delivered to Contract holders under certain circumstances;

WHEREAS, the Company intends to meet any Portfolio Statutory Prospectus delivery require- ments under Section 5(b)(2) of the 1933 Act, as well as its responsibility to deliver Fund prospectuses under the Agreement by relying on and complying with paragraph (j) of Rule 498A for “on-line” delivery;

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that some of the Fund Documents (as defined in Section 1(a) below) be posted and maintained on a website specified on the cover page of the summary prospectus(es) for the Contracts, and the Company intends to host said website;

WHEREAS, in order for the Company to fulfill its obligations under the Rules and as required for the Company to rely on the Rules, the Company will need access to the Fund Documents specified in the Rules, in the format required by the Rules;

WHEREAS, the Company requests the Fund, the Adviser and DFAS to enter into this amendment to facilitate the Company’s reliance on the Rules; and

WHEREAS, the Fund, the Adviser and DFAS wish to take all reasonable steps to assist the Company in its intent to rely on the Rules.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Parties hereby agree to supplement and amend the Agreement as follows:

1.
Provision of Fund Documents; Website Posting.

(a).
Fund Documents. In order to assist the Company in the Company’s compliance with the Rules, including the Company’s obligation to host certain documents on its website (the “Company’s Website”), the Fund will provide or make available to the Company the “Fund Documents,” listed below as specified in paragraph (b)(1) of Rule 30e-3 and paragraph (j)(1)(iii) of Rule 498A.

(i)
Summary Prospectus for each of the Portfolios [Rule 498A(j)(1)(iii)];

(ii)
Statutory Prospectus for each of the Portfolios [Rule 498A(j)(1)(iii)];

(iii)
Statement of Additional Information (“SAI”) for each of the Portfolios
[Rule 498A(j)(1)(iii)];

Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Portfolios (together, the “Share- holder Reports”) (referred to in Rule 30e-3 as the “Current” and “Prior” Report to Shareholders) [Rule 30e-3(b)(1)(i) and (ii)].

(v)
Complete Portfolio Holdings from the Shareholder Reports Containing a Summary Schedule of Investments (the “Complete Portfolio Hold- ings”) [Rule 30e-3(b)(1)(iii)]; and

(vi)
Portfolio Holdings for Most Recent First and Third Fiscal Quarters (and together with the Complete Portfolio Holdings, the “Portfolio Holdings”) [Rule 30e-3(b)(1)(iv)].

(b).
Timing for Providing, and Currentness of, the Fund Documents.

(i)
The Fund agrees to provide or make available the Summary Prospectus, Statutory Prospectus, and SAI for the Portfolios and amendments thereto (“Offering Documents”) to the Company (or its designee), to the extent specified in Rule 498A and within a time frame reasonably designed to assist the Company in complying with the Company’s Website posting obligations under Rule 498A, as the Company may reasonably request sufficiently in advance, in order to facilitate the Company’s continuous offering of the Contracts and the Fund’s securities. The Parties agree that the Fund’s Offering Documents will not be provided any earlier than the date on which Offering Documents are filed with the Securities and Exchange Commission (“SEC”) on EDGAR.

(ii)
The Fund agrees to provide or make available the Shareholder Reports and Portfolio Holdings to the Company (or its designee), to the extent specified in Rule 30e-3 and within a time frame reasonably designed to assist the Company in complying with the Company’s Website posting obligations under Rule 30e-3 provided that, to the extent requested by the Fund, the Company executes a non-disclosure agreement in the form that the Fund provides to the Company prior to the provision of any portfolio holdings information. The Company covenants that it will not make public any portfolio holdings information prior to the date on which the Fund files such information with the SEC on EDGAR, and will keep portfolio holdings information confidential until such time. If the Fund does not provide the Company with its Complete Portfolio Holdings pursuant to Rule 30e-3(b)(1)(iii) because they are currently included in the Shareholder Report, and later seeks to discontinue including the Complete Portfolio Holdings in the Shareholder Report, the Fund will make a reasonable effort to give the Company thirty (30) day’s advance written notice prior to implementing the change.

(c).
Format of Fund Documents. The Fund shall provide the Fund Documents to the Company (or its designee) in an electronic format that is suitable for website posting, and in a format, or formats, that:

are both human-readable and capable of being printed on paper in human- readable format (in accordance with paragraph (b)(3) of Rule 30e-3 and paragraph (h)(2)(i) of Rule 498A);

(ii)

(iii)
will enable the Company to permit persons accessing the Fund Documents to permanently retain, free of charge, an electronic version of such Fund Documents that meet the requirements of subparagraphs (h)(2)(i) and (ii) of Rule 498A (in accordance with paragraph (h)(3) of Rule 498A).

(d).
Website Hosting. The Company or its designee shall host and maintain the website specified in paragraph (j)(1)(iii) of Rule 498A, so that the Fund Documents are publicly accessible and free of charge at that website, in accordance with the conditions set forth in that paragraph, provided that the Fund and DFAS fulfill their obligations under this Amendment.
(e).
Use of Summary Prospectuses.
(i)
The Company shall ensure that an Initial Summary Prospectus is used for each currently offered Contract described under the related registration statement, in accordance with paragraph (j)(1)(i) of Rule 498A.
(ii)
The Fund currently uses a Summary Prospectus for the Portfolios and the Fund will make a reasonable effort to provide thirty (30) days advance notice to the Company if it is decided to discontinue the use of Summary Prospectuses for any relevant Portfolio.

2.
Content of Fund Documents. The Fund shall be responsible for the content and substance of the Fund Documents as provided to the Company, including, but not limited to, the accuracy and completeness of the Fund Documents. Without limiting the generality of the foregoing in any manner, the Fund shall be responsible for ensuring that the Fund Documents as provided to the Company:

(a).
Meet the applicable standards of the 1933 Act, the Securities Exchange Act of 1934, as amended; the 1940 Act; and all rules and regulations under those Acts; and

(b).
Do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

3.
Provision of Fund Documents for Paper Delivery.

(a)
The Fund shall provide the Company with a quantity of paper copies of the then current  Fund Documents  as it  deem reasonably sufficient.
The Company, at its

expense, may request additional copies of Fund Documents from time to time in order that the Company may maintain a supply of such current paper documents sufficient in its reasonable judgment to meet anticipated requests from Contract holders in order to comply with the requirements of paragraphs (e) and (f) of Rule 30e-3 and paragraphs (i)(1) and (j)(3) of Rule 498A. Such Company requests shall be fulfilled reasonably promptly, after the request from the Company or its agent is received by either the Fund or DFAS.

(b)
Alternatively, if requested by the Company in lieu thereof, the Fund or its designee shall provide such electronic or other documentation (including “camera ready” copies of the current Fund Documents as set in type, or at the request of the Company, a diskette in a form suitable to be sent to a financial printer), and such other assistance as is reasonably necessary to have the then current Fund Documents printed for distribution; the reasonable costs of providing the electronic documentation and of such printing to be borne by the Company.

(c)
The costs of mailing the Fund Documents to Contract holders shall be borne by the Company.

4.
Expense and Performance Data for the Portfolios. The Fund will provide such data regarding each Portfolio’s expense ratios and investment performance made publicly available by the Fund that the Fund is required to prepare for inclusion in the Portfolio’s prospectuses. In this regard, the Fund shall provide data on the expense ratios and investment performance for each of the Portfolios as listed in (a) – (c) below (the “Portfolio Data”) as the Company may reasonably request. Without limiting the generality of the forgoing, the Fund shall provide the Portfolio Data on a timely basis and as soon as reasonably practicable to facilitate the Company’s preparation of its annually updated registration statement(s) for the Contracts (and as otherwise reasonably requested by the Company);
(a).
the gross “Annual Portfolio Company Expenses” for each Portfolio calculated in ac- cordance with Item 3 of Form N-1A, before any expense reimbursements or fee waiver arrangements for the time periods required in Form N-1A
(b).
the net “Annual Portfolio Company Expenses” (aka “Total Annual Portfolio Opera- ting Expenses”) for each Portfolio calculated in accordance with Item 3 of Form N-1A, that include any expense reimbursements or fee waiver arrangements and the period for which the expense reimbursements or fee waiver arrangement is expected to continue and whether it can be terminated by the Portfolio (or Fund); and
(c).
the “Average Annual Total Returns” for each Portfolio (before taxes) as calculated pursuant to Item 4(b)(2)(iii) of Form N-1A and made publicly available by the Fund.
5.
Construction of this Amendment and the Agreement.

(a).
This Amendment shall be interpreted in a manner that is consistent with Rule 30e-3 under the 1940 Act and Rule 498A (including paragraph (j) thereof) under the 1933 Act and any interpretations of those Rules by the SEC, its staff, courts, or other appropriate legal authorities.

(b).
To the extent the terms of this Amendment conflict with the terms of the Agreement, the terms of this Amendment shall control; otherwise, and except as other- wise specifically set forth in this Amendment, the terms of the Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment.

6.
Termination. This Amendment shall terminate upon the earlier of:

(a).
termination of the Agreement; or

(b).
thirty (30) days written notice from any Party to the other Parties.

7.
Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

[Signature Page is on the Following Page]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

Company:
Great-West Life & Annuity Insurance Company
By: /s/Steve Cramer
Name: Steve Cramer
Title: Chief Product Officer – Retirement Division

Great-West Life & Annuity Insurance Company of New York
By: /s/ Steve Cramer
Name: Steve Cramer
Title: Chief Product Officer – Retirement Division

Fund:
DFA Investment Dimensions Group Inc.
By: /s/ Ryan Buechner
Name: Ryan Buechner
Title: Vice President

DFAS:
DFA Securities LLC
By: /s/ Carolyn O
Name: Carolyn O
Title: Vice President

Adviser:
Dimensional Fund Advisors LP
By: /s/ Jeff Jeon
Name: Jeff Jeon
Title: Vice President

US_60560. I